Exhibit 10.25

Summary of 2017 Executive Officer Compensation

The following shows the 2017 annual salary for each of Mattersight’s current executive officers:

Kelly D. Conway, President and Chief Executive Officer:	$425,000
Christopher J. Danson, Executive Vice President and Chief Technology Officer:	$320,000
David R. Gustafson, Executive Vice President and Chief Operating Officer:	$325,000
David B. Mullen, Senior Vice President and Chief Financial Officer:	$325,000

Each of these executive officers have target bonus percentages as set forth in their employment agreements with Mattersight and modified with approval of the Compensation Committee of our Board of Directors from time to time.  Additional information concerning the compensation of these executive officers is set forth in the Proxy Statement on Form 14A filed by Mattersight Corporation with the Securities and Exchange Commission.